EXHIBIT 99

SUPERIOR BANK PROMOTES C. MARVIN SCOTT TO CEO
AND RICK D. GARDNER TO PRESIDENT

BIRMINGHAM, AL – October 22, 2009 – Superior Bancorp (NASDAQ: SUPR) and Superior Bank announced today that C. Marvin Scott has been promoted to CEO and Rick D. Gardner has been promoted to President for Superior Bank.  Both gentlemen will also serve as Vice-Chairmen of the Board of Directors for Superior Bancorp. Mr. Scott had previously been Superior Bank’s President and Mr. Gardner its Chief Operating Officer.  Stan Bailey, who continues as Superior Bancorp’s Chairman and Chief Executive Officer, commented, "Both of these gentlemen have made outstanding contributions to our company over the last 5 years.  I have been associated with both of these men in excess of 20 and 10 years, respectively, and have come to rely on their leadership and their strong commitment to creating shareholder value."

Mr. Scott joined Superior Bancorp as President in January 2005. During 2004, he was President of Silver Acquisition Corp., Overland Park, Kansas. Mr. Scott served as President and Chief Operating Officer of Superior Financial Corp. in Arkansas from April 1998 through late 2003. From 1971 through 1997, he served in various executive management positions with Crestar, a Richmond, Virginia-based bank holding corporation, AmSouth Bank and Hancock Holding Company.

Mr. Gardner joined Superior Bancorp as Chief Operating Officer in January 2005. During 2004, he was Chief Operating Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Gardner was at Superior Financial Corp. in Arkansas from 1998 through late 2003, serving as Chief Administrative Officer and, previously, as Chief Financial Officer. From 1981 through 1998, he served, first, as an accountant with Grant Thornton and then in various executive management positions with Metmor Financial, Overland Park, Kansas, and First Commercial Mortgage Company, Little Rock, Arkansas.

Bailey continued, “We find ourselves in some of the most difficult economic times and it is critical to have experienced bankers in senior leadership positions who understand the industry and can recognize opportunities that will create shareholder value as the economy turns around.  The leadership they exemplify on a daily basis is what will enable Superior to be a market leader as our economy recovers and will ultimately reward our shareholders.”

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank that currently has 72 branches, with 44 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 23 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update "forward-looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com or by calling 1-877-326-BANK (2265).